Exhibit 10.3

AGREEMENT AND GENERAL RELEASE

Radius Health, Inc. (the “Company”) and Robert Ward (“Executive”) agree (this “Agreement and General Release”):

1.Last Day of Employment.  Executive’s last day of employment with the Company was July 16, 2017 (the “Termination Date”).  In addition, effective as of the Termination Date, Executive ceased to serve as the President and Chief Executive Officer of the Company and its affiliates and ceased to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in herein pursuant to Section 8 of the Executive Employment Agreement between the Company and Executive dated as of December 12, 2013, as amended by the First Amendment to Executive Employment Agreement between the Company and the Executive dated as of July 1, 2015 (together, the “Employment Agreement”).  Executive further acknowledges and agrees that from and after the date Executive executes this Agreement and General Release, Executive will not represent (and since the Termination Date the Executive has not represented) the Executive as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose.  In addition, effective as of Termination Date, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing.

2.Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.  In particular, the parties acknowledge and agree that Executive’s ending of employment with the Company shall be treated as a termination other than for Cause (as defined in the Employment Agreement) for purposes of the Employment Agreement. Accordingly, subject to (i) Executive’s execution and non-revocation of this Agreement and General Release, and (ii) Executive’s continued compliance with the Confidentiality Agreement and Non-Competition Agreement dated July 1, 2015 and attached as Exhibit A to the First Amendment to the Employment Agreement (the “Confidentiality Agreement”), and (iii) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans,  Executive shall be entitled to the following:

a.

continued payment of Executive’s Base Salary (as defined in the Employment Agreement) as of the Termination Date (which is at an annual rate of $600,000) for a period of twelve (12) months following the Termination Date (the “Salary Severance Period”) in accordance with the Company’s ordinary payroll practices; provided that the Company shall not be obligated to provide Salary Severance until this Agreement and General Release becomes fully effective.  If the Company does not make one or more payments of Salary Severance on a regular payroll date because this Agreement and General Release has not yet become fully effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Effective Date (as defined below);

b.

if Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and his covered dependents under the Company’s group health plans following the Termination Date, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance in effect on the Termination Date until the earliest of: (i) twelve (12) months following the Termination Date (the “COBRA Severance Period”); (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (i)-(iii), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law, then in lieu of paying COBRA premiums pursuant to this Section 2(b), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums;

c.

a pro-rata portion of Executive’s Target Bonus (as defined in the Employment Agreement, which has been previously increased from 50% to 60%) for the 2017 performance year (with such prorated portion calculated based upon the number of days that the Executive was employed during such performance year divided by the total number of days in such performance year),  in a lump sum amount of $194,400 (the “Pro-Rata Annual Bonus”), less applicable deductions and withholdings, payable on the Company’s first ordinary payroll date occurring after the Effective Date (as defined below);

d.	twenty-five (25%) of Executive’s shares subject to the Option (as defined in the Employment Agreement) shall accelerate and vest as of the Termination Date; and

e.

the time period that Executive has to exercise all Vested/Unexercised Shares (as set forth below in Section 3) shall be extended for a period equal to twelve (12) months from the Termination Date. The Vested/Unexercised Shares will otherwise be governed by the Equity Documents (as defined below). Any Vested/Unexercised Shares that were issued as incentive stock options (“ISOs”) shall cease to qualify as ISOs for U.S. federal income tax purposes and shall instead be treated as nonqualified stock options.

The Company shall make deductions, withholdings and tax reports with respect to the payments and benefits detailed herein that it reasonably determines to be required by applicable law.  The payments detailed in this Agreement and General Release shall be in amounts net of any such deductions or withholdings, and nothing in this Agreement and General Release shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.Equity.  All options that Executive holds to purchase shares of the Company’s common stock pursuant to the Radius Health, Inc. 2011 Equity Incentive Plan (as Amended and Restated) (the “Equity Plan”) or any predecessor plan and any associated Stock Option Agreements (together, the “Equity Documents”) that are unvested shares as of Executive’s Termination Date shall lapse on that date and will not be exercisable. The Executive acknowledges and agrees that the following summarizes all vested options that will have not been exercised by the Executive as of the Termination Date and that shall remain exercisable by the Executive as of the Termination Date subject to the terms of the Equity Documents (as modified herein):

Grant Date	Vested/Unexercised Shares	Unvested Shares
February 16, 2014	12,820	-
February 16, 2014	38,460
February 16, 2014 (the Option as defined in the Employment Agreement)	695,325[1]	-
December 17, 2014	134,375	77,397
December 17, 2014		3,228
February 10, 2016	55,338	94,222
February 10, 2016		6,690
February 17, 2017	-	187,800

4.Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Chairman of the Board, Radius Health, Inc., 950 Winter Street, Waltham, MA 02451, or his designee. This Agreement and General Release shall become effective and irrevocable on the eighth (8th) day after Executive executes it, unless earlier revoked by Executive in accordance with this Section 4 (the “Effective Date”).

5.General Release of Claims.  Executive and Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement and General Release as “Employee”) knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as the “Employer”) from any and all actions, causes of action,

[1]	This number assumes acceleration occurs if Employee satisfies the Conditions set forth in Section 9 of the Employment Agreement.

contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, matured or unmatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against the Employer, which Employee has, has ever had or may have as of the date of Executive’s execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•Title VII of the Civil Rights Act of 1964, as amended;

•The Civil Rights Act of 1991;

•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•The Employee Retirement Income Security Act of 1974, as amended;

•The Immigration Reform and Control Act, as amended;

•The Americans with Disabilities Act of 1990, as amended;

•The Age Discrimination in Employment Act of 1967, as amended;

•The Older Workers Benefit Protection Act of 1990;

•The Worker Adjustment and Retraining Notification Act, as amended;

•The Occupational Safety and Health Act, as amended;

•The Family and Medical Leave Act of 1993;

•

Any wage payment and collection, equal pay and other similar laws (including but not limited to the Fair Labor Standards Act and claims for wages, bonuses, incentive compensation, commissions, vacation pay or any other compensation or benefits either under the Massachusetts Wage Act, M.G.L. c. 149, §§ 148-150C, or otherwise), and acts and statutes of the Commonwealth of Massachusetts;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•	Any public policy, contract, tort, or common law; or
•

Any allegation or claim for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; (iii) Employee’s rights as a stockholder; (iv) any rights of the Executive to indemnification as a director or officer of the Company; or (v) any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.  Employee agrees not to accept damages of any nature, other equitable or legal remedies for Employee’s own benefit or attorney’s fees or costs from the Employer with respect to any claim released by this Agreement and General Release.  Employee represents and warrants to the Employer that there has been no assignment or other transfer of any interest in any claim that Employee may have against the Employer.  Employee agrees to indemnify and hold harmless the Employer from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

6.Affirmations.  Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Employer in any forum.  Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided herein.  Employee also affirms Executive has no known workplace injuries.

7.Cooperation; Return of Property.  Employee agrees to reasonably cooperate with the Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge.  The Employer will reimburse Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Employer. Employee represents that Employee has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and the Employer shall cooperate in transferring, Executive’s cell phone number and Executive’s personal rolodex and other address books.

8.Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event Employee or the Employer breaches any provision of this Agreement and General Release, Employee and the Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.Continuing Obligations.  Executive acknowledges that Executive’s obligations under the Confidentiality Agreement shall continue in effect, the terms of which are hereby incorporated by reference as material terms of this Agreement and General Release.  For the avoidance of doubt, however, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.Protected Disclosures and Other Protected Actions.  Nothing contained in this Agreement and General Release or the Confidentiality Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement and General Release or the Confidentiality Agreement limits Executive’s ability to communicate with any

Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement and General Release or the Confidentiality Agreement apply to truthful testimony in litigation.  If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement and General Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

11.No Admission of Wrongdoing. Employee agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by the Employer of any liability or unlawful conduct of any kind.

12.Non-Disparagement. Employee and the Employer (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and the Employer may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 12 shall preclude the Employer or Employee from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement and General Release.

13.Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

14.Entire Agreement. This Agreement and General Release, the Confidentiality Agreement, and the Equity Documents (as modified herein) set forth the entire agreement between the parties hereto and fully supersede any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect.  Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

15.ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement and General Release. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that nothing in this Agreement and General Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

16.Counterparts.  This Agreement and General Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.  IN THE EVENT EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE AND RETURNS IT TO THE COMPANY IN LESS THAN THE

TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND

RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

RADIUS HEALTH, INC.	EXECUTIVE

By: /s/ Kurt Graves	/s/ Robert Ward
Name: Kurt Graves	Robert Ward
Its: Chairman of the Board
Date: July 16, 2017	Date: July 16, 2017